Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                    We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-128898) pertaining to the WebMD Health Corp. 2005 Long-Term Incentive Plan, and

(2)	Registration Statement (Form S-8 No. 333-145329) pertaining to the WebMD Health Corp. Long-Term Incentive Plan for Employees of Subimo;
of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of WebMD Health Corp. and the effectiveness of internal control over financial reporting of WebMD Health Corp., included in this Annual Report (Form 10-K) of WebMD Health Corp. for the year ended December 31, 2007.

/s/ Ernst & Young LLP
New York, New York
February 28, 2008